EXHIBIT A
Directors and Executive Officers of Delek US Holdings, Inc.

Name	Principal Occupation	Citizenship
Ezra Uzi Yemin	Chairman, President and Chief Executive Officer	United States
William J. Finnerty	Director	United States
Richard J. Marcogliese	Director	United States
Gary M. Sullivan, Jr.	Director	United States
Vicky Sutil	Director	United States
David Wiessman	Director	United States
Shlomo Zohar	Director	Israel
Assaf Ginzburg	Executive Vice President and Chief Financial Officer	United States/Israel
Frederec C. Green	Executive Vice President and Chief Operating Officer	United States
Avigal Soreq	Executive Vice President and Chief Commercial Officer	United States
Louis LaBella	Executive Vice President and President of Refining	United States
Regina B. Jones	Executive Vice President, General Counsel and Secretary	United States

Directors and Executive Officers of Delek US Energy, Inc.

Name	Position	Citizenship
Ezra Uzi Yemin	Chairman and Chief Executive Officer	United States
Assaf Ginzburg	Director and Chief Financial Officer	United States/Israel
Frederec C. Green	Director, President and Chief Operating Officer	United States
Avigal Soreq	Executive Vice President and Chief Commercial Officer	United States
Louis LaBella	Executive Vice President and President of Refining	United States
Regina B. Jones	Executive Vice President, General Counsel and Secretary	United States